TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne, Textron – 401-457-2288 Bill Pitts, Textron – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contacts: Michael Maynard, Textron – 401-457-2474
Announcement of Results of Any and All Tender Offer by Textron Inc.

Providence, Rhode Island – September 22, 2009 – Today, Textron Inc. (NYSE: TXT) (“Textron”) announced the final results of its offer (the “Any and All Offer”) to purchase any and all of its outstanding 4 ½% Notes (the “4 ½% Notes”) due August 1, 2010 (CUSIP number 883203BJ9).  As of 5:00 p.m. New York City time on September 21, 2009, the expiration date for the Any and All Offer, the aggregate principal amount of the 4 ½% Notes validly tendered and not withdrawn in the Any and All Offer was $122,318,000, representing approximately 49% of the $250,000,000 aggregate principal amount of 4 ½% Notes outstanding.  All of the 4 ½% Notes that were validly tendered and not withdrawn have been accepted for payment by Textron, with settlement expected to occur today.  The holders of the 4 ½% Notes that were accepted for purchase will be entitled to receive the tender offer consideration of $1,017.50 per $1,000 principal amount of 4 ½% Notes, plus accrued and unpaid interest from and including the last interest payment date (August 1, 2009) to, but not including, the settlement date.

The Any and All Offer was made pursuant to an Offer to Purchase (the “Offer to Purchase”) and the related Letter of Transmittal, each dated September 14, 2009, which set forth a complete description of the terms of the Any and All Offer.

Also described in the Offer to Purchase is an offer by Textron to purchase up to $150,000,000 aggregate principal amount of its outstanding 6.500% Notes due June 1, 2012 (CUSIP Number 883203BH3) (the “6.5% Textron Securities”), as well as two offers being made by Textron Financial Corporation (“TFC” and, together with Textron, the “Issuers”), Textron’s wholly-owned subsidiary, to purchase up to the Maximum Principal Amount to be Accepted of its outstanding 5.125% Medium-Term Notes, Series E (CUSIP Number 88319QJ20) (the “MTO Level 1 Securities”) and its outstanding 4.60% Medium-Term Notes, Series E (CUSIP Number 88319QH22) (the “MTO Level 2  Securities”) (such offers are referred to as the “Maximum Tender Offers”) and one offer being made by TFC to purchase up to $150,000,000 aggregate principal amount of its outstanding 6% Notes due 2009 (CUSIP Number 883199AQ4). The Maximum Principal Amount to be Accepted, in the case of TFC’s offer for its MTO Level 1 Securities, will be equal to the difference between $500,000,000 (the “MTO Tender Cap”) and the sum of the aggregate principal amount of (a) the 4 ½ % Notes validly tendered and accepted for purchase in the Any and All Offer, which is $122,318,000, and (b) the 6.5% Textron Securities validly tendered and accepted for purchase.  The Maximum Principal Amount to be Accepted, in the case of TFC's offer for its MTO Level 2 Securities, will be equal to the difference between the MTO Tender Cap and the sum of (x) the aggregate principal amount of 4 ½% Notes, which is $122,318,000, and 6.5% Textron Securities which are validly tendered and accepted for purchase by Textron in the Textron offers and (y) the aggregate principal amount of MTO Level 1 Securities validly tendered and accepted for purchase by TFC.

J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and UBS Securities LLC are the dealer managers for the offers.  Global Bondholder Services Corporation is acting as the Depositary and Information Agent.

For additional information regarding the terms of the offers please contact: J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-3424 (collect) or Deutsche Bank Securities Inc. at (866) 627-0391 (toll free) or (212) 250-2955 (collect).  Requests for documents and questions regarding the tendering of securities may be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll free) or (212) 430-3774 (collect).

The obligation of the Issuers to accept any securities tendered and to pay the applicable consideration for them is set forth solely in the Offer to Purchase and related Letter of Transmittal.  This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers to purchase the securities are only being made pursuant to the offer documents, including the Offer to Purchase that the Issuers are distributing to holders of securities.  The offers are not being made to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Textron Inc.

Textron is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services.  Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee and Textron Systems.  More information is available at www.textron.com.

About Textron Financial Corporation

Textron Financial Corporation (TFC) is a diversified commercial finance company that provides financing programs for products manufactured by its parent company, Textron Inc. www.textron.com. Current specialties include Aviation Finance and Golf Equipment Finance. The company also manages a portfolio of receivables which it previously originated in various businesses, including Asset-Based Lending, Distribution Finance, Golf Mortgage  Finance, Resort Finance and Structured Capital.  More information is available at www.textronfinancial.com.

Forward-looking Information

This press release may include forward-looking statements of the Issuers.  These forward-looking statements are not statements of historical fact but rather reflect the Issuers current expectations, estimates and predictions about future results and events.  These statements may use words such as “should,” “likely,” “target,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to either of the Issuers or their management.  When either of the Issuers makes forward-looking statements, they are based on its management’s beliefs and assumptions, using information currently available to such Issuer.  These forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, the risks, uncertainties and assumptions discussed in the respective Issuer's most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q filed thereafter and the documents incorporated by reference therein.  The Issuers undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, developments or otherwise.  If one or more of these or other risks or uncertainties materialize, or if either Issuer’s underlying assumptions prove to be incorrect, actual results may vary materially from what such Issuer projected.  Any forward-looking statements of either Issuer you read in this press release, reflect such Issuer’s current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to such Issuer’s operations, results of operations, growth strategy and liquidity.  All subsequent written and oral forward-looking statements attributable to each Issuer or individuals acting on such Issuer’s behalf are expressly qualified in their entirety by this section.

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